UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

September 11, 2007
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2007, North American Scientific, Inc. (the “Company”), NOMOS Corporation, a wholly-owned subsidiary of the Company (“NOMOS”) and Best Medical International, Inc. (“Purchaser”) entered into an agreement relating to the sale of the NOMOS Radiation Oncology business to the Purchaser.

Under the terms of the definitive agreement, the Purchaser will purchase substantially all of the assets of NOMOS. The purchase price is $500,000 cash at closing, plus assumption of certain obligations and liabilities, including approximately $3.1 million of liabilities for warranty and maintenance agreements, as well as the NOMOS facility lease in Cranberry Township, Pennsylvania. NOMOS is retaining certain other liabilities, including certain trade accounts payable and certain employee obligations. The transaction is subject to customary conditions, and is expected to close by September 17, 2007. A copy of the agreement is attached hereto as Exhibit 10.1.

Item 8.01 Other Events.

On September 12, 2007, the Company issued a press release announcing the sale of its NOMOS Radiation Oncology Division business to Best Medical International, Inc. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Agreement among North American Scientific, Inc., NOMOS Corporation, and Best Medical International, Inc., dated as of September 11, 2007.

99.1	Press release dated September 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: September 14, 2007	By: /s/ John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer